                                                                       EXHIBIT 5

              [Luce, Forward, Hamilton & Scripps LLP letterhead]

November 17, 2000


One Voice Technologies, Inc.
6333 Greenwich Drive, Suite 240
San Diego, CA 92122

      Re:  Registration Statement on Form SB-2
           One Voice Technologies, Inc. Common Stock, Par Value $.001 Per Share
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Ladies and Gentlemen:

We are counsel for One Voice Technologies, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2 (the "Registration Statement") as to which this opinion is a part, filed with the Securities and Exchange Commission (the "Commission") on November 17, 2000 for the resale of up to 2,475,494 shares of common stock, $.001 par value, of the Company by selling shareholders (the "Shares").

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The issued Shares covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable. The Shares to be issued upon the conversion of certain debentures and warrants, as covered by the Registration Statement and registered on behalf of the Company, when issued in accordance with the terms and conditions set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Luce, Forward, Hamilton & Scripps LLP
Luce, Forward, Hamilton & Scripps LLP